UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2009

NTS MORTGAGE INCOME FUND
(Exact name of registrant as specified in its charter)

Delaware	0-18550	61-1146077
(State or other	(Commission file	(IRS Employer
jurisdiction of	number)	Identification No.)
incorporation)

10172 Linn Station Road
Louisville, Kentucky 40223
(Address of principal executive offices)

(502) 426-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

        On April 10, 2009, NTS/Lake Forest II Residential Corporation (“NTS/Lake Forest”), a Kentucky corporation and wholly-owned subsidiary of NTS Mortgage Income Fund (the “Fund”), closed the previously announced sale of certain undeveloped real estate consisting of approximately 14.089 acres of land located at the corner of Old Henry Road and Arnold Palmer Boulevard in Louisville, Kentucky (“Louisville Parcel”) to LF Land Company, LLC, a Kentucky limited liability company (“LF Land”). LF Land is an affiliate of Residential Management (“Residential Management”), a Kentucky corporation, and NTS Development Company (“NTS Development”), a Kentucky corporation. Residential Management and NTS Development are affiliates of J.D. Nichols, the chairman of the Fund’s Board of Directors. The purchase price of $1,660,000 (“Louisville Parcel Purchase Price”) was based on a third-party appraisal obtained by the Fund at the time the sales agreement was initially negotiated in December 2008.

        Also on April 10, 2009, Orlando Lake Forest Joint Venture, a Florida joint venture (“OLFJV”) in which the Fund holds fifty percent (50%) ownership interest, sold four unimproved lots in the Lake Forest subdivision located in Sanford, Florida (the “Lots”) for an aggregate purchase price of $1,272,000 (“Lot Purchase Price”) to OLF Section 15 Land Company, LLC, a Florida limited liability company (“OLF”) and affiliate of Residential Management and NTS Development. The Lot Purchase Price was based on a third-party appraisal obtained by the Fund at the time the sales agreement was initially negotiated in December 2008. The Fund’s portion of the aggregate net sales proceeds from the sale of the Lots was approximately $636,000.

        If LF Land sells the Louisville Parcel (other than to an affiliate of LF Land) prior to the earlier of the date the Fund completes or otherwise terminates its liquidation proceedings or December 31, 2011, and the gross sales price received by LF Land in connection with such sale is in excess of fifteen percent (15%) greater than the Louisville Parcel Purchase Price (the “Excess Louisville Parcel Proceeds”), LF Land has agreed to pay to NTS/Lake Forest an amount equal to twenty percent (20%) of the Excess Louisville Parcel Proceeds.

        If OLF sells any or all of the Lots (other than to an affiliate of OLF) prior to the earlier of the date the Fund completes or otherwise terminates its liquidation proceedings or December 31, 2011, and the aggregate gross sales price received by OLF in connection with such sale or sales is in excess of fifteen percent (15%) greater than the Lot Purchase Price (the “Excess Lot Proceeds”), OLF has agreed to pay to OLFJV an amount equal to twenty percent (20%) of the Excess Lot Proceeds.

        As previously disclosed, the proceeds from both sales will be used by the Fund and its subsidiaries to pay down their outstanding obligations to NTS Development and Residential Management. These paydowns will reduce the outstanding obligations owed by the Fund to NTS Development and Residential Management, and their affiliates, to approximately $2.3 million as of April 10, 2009.

        Copies of the contracts of sale were attached to the Form 8-K filed on December 24, 2008 as Exhibits 10.5 and 10.6 and are incorporated in their entirety in this Item 2.01 disclosure by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND

By:	Gregory A. Wells
Its:	Chief Financial Officer

Date:	April 14, 2009

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